Exhibit 4.6

Execution Copy

SFX STOCKHOLDER AGREEMENT

between

SFX ENTERTAINMENT, INC.,

ONE OF US HOLDING B.V.,

and

the other Persons set forth on the signature pages hereto

August 8, 2013

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 CERTAIN REPRESENTATIONS; RESTRICTIONS ON TRANSFER		10
2.1	Representations Regarding SFX Stock Equivalents	10
2.2	Restriction on Transfers	10
2.3	Permitted Transfers	10
2.4	Prohibited Transfers	10
2.5	Termination of Restrictions	11

ARTICLE 3 TAG-ALONG RIGHT		11
3.1	Participation	11
3.2	Sale Notice	11
3.3	Shares to be Sold	12
3.4	Consideration	12
3.5	Conditions of Tag-along Sale	12
3.6	Expenses	13
3.7	Cooperation	13
3.8	Deadline for Completion of Tag-along Sale	13

ARTICLE 4 DRAG-ALONG RIGHT		13
4.1	Participation	13
4.2	Sale Notice	13
4.3	Shares to be Sold	14
4.4	Conditions of Drag-along Sale	14
4.5	Expenses	15
4.6	Cooperation	15
4.7	Consummation of Drag-along Sale	15

ARTICLE 5 CALL OPTION		15
5.1	Right to Buy	15
5.2	Procedures	16
5.3	Cooperation	16
5.4	Closing	16
5.5	Right to Abandon Call Option	16

ARTICLE 6 PUT OPTION — GRANT DATE SFX SHARES		17
6.1	Right to Sell	17
6.2	Procedures	17
6.3	Cooperation	18
6.4	Closing	18
6.5	Rights Specific to One of Us	18
6.6	Termination of Put Right	18

ARTICLE 7 PUT OPTION — NAJV SFX EQUITY INTERESTS		18
7.1	Right to Sell	18
7.2	Procedures	18
7.3	Cooperation	19
7.4	Closing	19

i

7.5	Rights Specific to One of Us	19
7.6	Termination of Put Right	20

ARTICLE 8 NON-SOLICITATION, NON-COMPETITION, CONFIDENTIALITY, NON-DISPARAGEMENT		20
8.1	Non-solicitation	20
8.2	Non-competition	20
8.3	Confidentiality	20
8.4	Non-Disparagement	21

ARTICLE 9 OTHER OBLIGATIONS		22
9.1	SFX Board Observer Right	22
9.2	Registration	22
9.3	Further Assurances	22

ARTICLE 10 MISCELLANEOUS		22
10.1	Notices	22
10.2	Expenses	24
10.3	Amendments; Waivers	24
10.4	Assignment	25
10.5	Arbitration	25
10.6	Governing Law	27
10.7	Consent to Jurisdiction and Venue	27
10.8	Counterparts	27
10.9	No Third-Party Beneficiaries	28
10.10	Entire Agreement	28
10.11	Captions	28
10.12	Severability	28
10.13	Interpretation; Construction	28
10.14	Equitable Relief	30
10.15	Business Days	30
10.16	Access to Counsel	30
10.17	Relationship	30
10.18	Waiver of Jury Trial	30

Exhibit A                                             ID&T Shareholders

Exhibit B                                             Ultimate ID&T Shareholders

Exhibit C                                             ID&T Shareholders Agreement

This SFX STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of August 8, 2013 (the “Effective Date”), between One of Us Holding B.V., a company organized under the laws of the Netherlands (“One of Us”), and, solely for the purposes of Articles 1, 2, 8, and 10, the Persons listed in Exhibit A (the “ID&T Shareholders”), and, solely for the purposes of Articles 1, 2, 8, and 10, the Persons listed in Exhibit B (the “Ultimate ID&T Shareholders” and, collectively with One of Us and the ID&T Shareholders, the “ID&T Parties”), SFX Entertainment, Inc., a Delaware corporation (“SFX”), and, solely for the purposes of Articles 1, 3, 4 and 9, Robert F.X. Sillerman (“Sillerman” and, collectively with SFX and the ID&T Parties, the “Parties”).

A.                                    Prior to the Effective Date, One of Us B.V. (f/k/a ID&T Holding B.V.), a company organized under the laws of the Netherlands (“ID&T Holding”), directly and through ID&T Holding’s Subsidiaries, operated substantially all of the ID&T Holding Business.

B.                                    On October 26, 2012, SFX, ID&T Holding, and, for the limited purposes described therein, Sillerman entered into a binding term sheet (the “Original NAJV JV Agreement”) that provided for, among other things, the creation of a joint venture between SFX and ID&T Holding with respect to the portion of ID&T Holding’s business conducted in Canada, Mexico, and the United States, as more fully set forth in the Original NAJV JV Agreement.

C.                                    On December 21, 2012, One of Us International B.V. (f/k/a ID&T International Holding B.V. (“ID&T International”), a direct and wholly owned Subsidiary of ID&T Holding, formed ID&T/SFX North America LLC (f/k/a ID&T North America, LLC), a Delaware limited liability company (the “NAJV”), to serve as the joint venture entity contemplated by the Original NAJV JV Agreement.

D.                                    Pursuant to the Original NAJV JV Agreement, the Closing (as defined in the Original NAJV JV Agreement) was deemed to have occurred as of January 1, 2013 and SFX-IDT N.A. Holding LLC (“SFX-IDT N.A. Holding”), a Delaware limited liability company and wholly owned Subsidiary of SFX, acquired a 51% membership interest in the NAJV in accordance with the NAJV JV Agreement.

E.                                     On March 14, 2013, SFX, SFX-IDT N.A. Holding, the NAJV, certain Subsidiaries of the NAJV, and ID&T Holding entered into an amendment to the Original NAJV JV Agreement (the “NAJV JV Agreement Amendment”).

F.                                      On March 15, 2013, in accordance with the NAJV JV Agreement, (i) SFX Intermediate Holdco II LLC, a Delaware limited liability company, loaned $7,500,000 to the NAJV and, in turn, the NAJV paid $7,500,000 to ID&T International as an advance to be repaid by ID&T International in accordance with the NAJV JV Agreement, (ii) SFX issued to ID&T Holding 2,000,000 shares of SFX Common Stock (the “NAJV SFX Shares”), (iii) SFX issued to ID&T Holding a warrant (the “NAJV Warrant”) to purchase (on a one-for-one basis, subject to adjustment as provided therein) 500,000 shares of SFX Common Stock, in each case with a strike price of $2.50 per share of SFX Common Stock (subject to adjustment as provided therein), and (iv) the NAJV entered into an amended and restated limited liability company operating agreement of the NAJV to, among other things, reflect that SFX-IDT N.A. Holding owned 51% of the outstanding membership interests in the NAJV and that ID&T International owned 49% of the outstanding membership interests in the NAJV.

G.                                    On March 20, 2013, ID&T Holding and SFX entered into an Option Agreement, (as amended, the “Option Agreement”).

H.                                   In accordance with the Option Agreement, on March 20, 2013, (i) SFX issued to ID&T Holding 2,000,000 shares of SFX Common Stock (the “Grant Date SFX Shares” and, collectively with the NAJV SFX Shares, the “SFX Shares”) and (ii)  SFX paid to ID&T Holding $2,500,000 (the “Grant Date Cash Payment”).

I.                                        Pursuant to the Option Agreement, ID&T Holding granted SFX an option (the “Option”) to acquire a 75% interest in ID&T Holding or in another entity owning the ID&T Holding Business, subject to the terms of the Option Agreement.

J.                                        Prior to the Closing, the Reorganization (as defined in the SPA) will be consummated such that, among other things, (i) ID&T NewHolding BV, a company organized under the laws of the Netherlands (“ID&T Worldwide”) will directly or indirectly own all of the ID&T Holding Business, and (ii) One of Us will directly own all of the outstanding capital stock of ID&T Worldwide.

K.                                   SFX exercised the Option pursuant to the SPA and, in connection therewith:

(i)                                     SFX will form a Dutch legal entity (the “Buyer”), as a Subsidiary of SFX to serve as the “Buyer” under the SPA; and

(ii)                                  One of Us and SFX entered into a Stock Purchase Agreement, dated as of the Effective Date (the “SPA”), pursuant to which (subject to the terms thereof) (A) One of Us agreed to sell and agreed to transfer 75% of the outstanding capital stock of ID&T Worldwide to the Buyer and the Buyer agreed to purchase and agreed to accept transfer from One of Us 75% of the outstanding capital stock of ID&T Worldwide, at the Closing and (B) SFX agreed (in accordance with the NAJV JV Agreement) to grant to One of Us (on an annual basis for a certain number of years) warrants to purchase shares of SFX Common Stock (such warrants, the “EBITDA Warrants”), subject to the NAJV’s achievement of certain earnings targets, as more specifically set forth in the SPA.

L.                                     The Parties are entering into this Agreement in accordance with the terms of the SPA.

The Parties therefore hereby agree as follows:

ARTICLE 1
DEFINITIONS

“Affiliate” means, with respect to any specified Person, (a) any Person controlling, controlled by, or under common control with such specified Person; (b) any partner, officer, Director, or employee of such specified Person or of any Person described in the immediately foregoing clause (a), or any Family Member of such specified Person; or (c) any liquidating trust, trustee, or other similar Person for such specified Person that, in the case of a Person that is not an Entity, has been established solely for the benefit of such Person or such Person’s Family Members.

“Agreement” has the meaning set forth in the preamble.

“Arbitrator” has the meaning set forth in Section 10.5(a).

“Binding Arbitration” has the meaning set forth in Section 10.5(a).

“Board” means, with respect to an Entity, the board of directors, board of managers, or similar governing body of such Entity.

“Breach” means any inaccuracy in or breach of, or any failure to perform or comply with, a representation, warranty, obligation, or other provision of any Contract or other document.

“Business Day” means any day that is not a Saturday, that is not a Sunday, and that is not another day on which banks in the State of New York or in Amsterdam, the Netherlands are required or authorized by Law to be closed.

“Buyer” has the meaning set forth in the recitals.

“Call Option Closing” means, with respect to a Call Option Sale, the closing of such Call Option Sale.

“Call Option Purchase Price” means the per-share purchase price for shares of SFX Common Stock pursuant to a Call Option Sale, determined in accordance with Section 5.1.

“Call Option Stockholder” has the meaning set forth in Section 5.1(a).

“Call Option Sale” means a sale of the Repurchased Stock pursuant to Article 5.

“Change of Control” means (a) the sale of all or substantially all of the assets of the SFX Entities to an Independent Third Party; (b) a sale or other Transfer resulting in more than 50% of the outstanding SFX Common Stock or voting power with respect thereto being held by an Independent Third Party; or (c) a Merger, recapitalization, or reorganization of SFX with or into an Independent Third Party.

“Closing” has the meaning set forth in the SPA.

“Competing Business” means, as of a given time, any business or activity conducted by a Person (other than an NAJV Entity and, after the Closing, other than an ID&T Worldwide Entity) that is or that could reasonably be considered to be competitive with the ID&T Worldwide Business or the NAJV Business at such time; except that (a) use of the Non-Business Assets (as defined in the SPA), in and of itself, will not be deemed to be a Competing Business and (b) ownership of the equity interests in TL HQ and TL Belgium (each as defined in the binding term sheet dated as of June 13, 2013, between M&M Management Vennootschap

BVBA, SFX, and ID&T Holding), in and of itself, will not be deemed to be a Competing Business.

“Confidential Information” means any information (and any document, diagram, computer program, or other tangible embodiments thereof, whether or not marked “confidential” or “proprietary” and whether of a technical nature or otherwise) pertaining to any aspect of the Business or of the business of any SFX Entity or any SFX Entity’s customers, suppliers, or others with which any SFX Entity has a business relationship, in each case whether conveyed in written, graphic, oral, or physical form, including any SFX Entity’s intellectual property.

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement, commitment, arrangement, or other consensual obligation, in each case whether written or oral.

“Director” means, with respect to the Board of an Entity, a director or analogous member of such Board.

“Dispute” has the meaning set forth in Section 10.5(a).

“Disputing Parties” has the meaning set forth in Section 10.5(a).

“Drag-along Notice” has the meaning set forth in Section 4.2.

“Drag-along Sale” has the meaning set forth in Section 4.1.

“Drag-along Stockholder” has the meaning set forth in Section 4.1.

“EBITDA Warrants” has the meaning set forth in the recitals.

“Effective Date” has the meaning set forth in the preamble.

“Entity” means a Person that is not an individual.

“Existing NAJV LLC Agreement Surviving Terms” has the meaning set forth in the SPA.

“Family Member” means, with respect to a Person, any parent, spouse, child, brother, sister, or other relative with a relationship (by blood, marriage, or adoption) not more remote than the first cousin of such Person.

“Governmental Authority” means any of the following: (a) the United States of America, the Netherlands, Belgium, or any other country; (b) any state, commonwealth, province, territory, or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities); and (c) any agency, authority, or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, arbitrator, or panel of arbitrators.

“Grant Date Cash Payment” has the meaning set forth in the recitals.

“Grant Date Put Option Closing” means with respect to a Grant Date Put Option Sale, the closing of such Grant Date Put Option Sale.

“Grant Date Put Option Exercise Period” has the meaning set forth in Section 6.1.

“Grant Date Put Option Offering Stockholder” has the meaning set forth in Section 6.1.

“Grant Date Put Option Sale” means a sale of the Grant Date SFX Shares pursuant to Article 6.

“Grant Date SFX Shares” has the meaning set forth in the recitals.

“Grant Date Shares Put Purchase Price” has the meaning set forth in Section 6.1.

“Grant Date Shares Sale Notice” has the meaning set forth in Section 6.2(a).

“ID&T Effective Date Shares” means the NAJV SFX Shares, the Grant Date SFX Shares, and any Warrant Shares issuable upon the exercise of the NAJV Warrant.

“ID&T Holding” has the meaning set forth in the recitals.

“ID&T Holding Business” means the Business (as defined in the SPA).

“ID&T International” has the meaning set forth in the recitals.

“ID&T Parties” has the meaning set forth in the preamble.

“ID&T Shareholders” has the meaning set forth in the preamble.

“ID&T Shareholders Agreement” means that certain agreement, dated as of August 8, 2013, by and among One of Us and the ID&T Shareholders relating to the ID&T Worldwide Common Shares.

“ID&T Worldwide Shareholders’ Agreement” means the ID&T Worldwide Shareholders’ Agreement, dated the Effective Date, between the ID&T Parties, SFX, and ID&T Worldwide.

“ID&T Transferee” means any Person to which any SFX Shares that were once held by One of Us have been transferred in accordance with the terms hereof.

“ID&T Worldwide” has the meaning set forth in the recitals.

“ID&T Worldwide Business” means (a) prior to the Closing, the Business (as defined in the SPA) and (b) after the Closing, all of ID&T Worldwide’s assets, businesses, and operations from and after the Closing.

“ID&T Worldwide Common Shares” means the Common Shares A, with a nominal value of €0.01  per share, and Common Shares B, with a nominal value of €0.01  per share, of ID&T Worldwide.

“ID&T Worldwide Entity” means ID&T Worldwide or any ID&T Worldwide Subsidiary.

“ID&T Worldwide Subsidiary” means any Subsidiary of ID&T Worldwide.

“Independent Third Party” means, with respect to any Person, any other Person that is not an Affiliate of such first Person.

“Intermediate Entity” means, with respect to a Person, any Subsidiary of such Person that directly or indirectly owns equity Securities of SFX.

“JAMS” means JAMS, Inc.

“Key SFX Entity Contact” means: (a) any Director, manager, officer, executive, employee, consultant, customer, supplier, or creditor of any SFX Entity; (b) any Person with which any SFX Entity has a material business relationship; (c) any licensor of any material right to any SFX Entity; and (d) any licensee of any material right from any SFX Entity.

“Law” means any statute, law, regulation, ordinance, executive order, Order, stipulation, injunction, administrative order, common law doctrine, or other regulation or rule of any Governmental Authority.

“Liens” means any mortgage, lien, security interest, option, pledge, restriction, limitation, encumbrance, hypothecation, easement, charge, assessment, judgment, claim, voting restriction, subscription right, or other claim of third parties of any kind, including any Contract to give any of the foregoing.

“Lock-Up Period” means the period commencing on the Effective Date and ending on the last date of the “Lock-Up Period,” as defined in the Lock-Up Agreement, dated August 8, 2013, entered into by One of Us with respect to the public offering of SFX Common Stock (but without giving effect to any earlier termination of such Lock-Up Period under such Lock-Up Agreement).

“Marketable Securities” means any Securities listed on the NASDAQ Global Exchange, the New York Stock Exchange, or a comparable European exchange.

“Merge” means, with respect to a Person, the effectuation of a Merger of such Person with or into any other Person.

“Merger” means a merger, consolidation, combination, or amalgamation.

“NAJV” has the meaning set forth in the recitals.

“NAJV Business” means all of NAJV’s assets, businesses, and operations.

“NAJV Entity” means any the NAJV or any NAJV Subsidiary.

“NAJV JV Agreement” means the Original NAJV JV Agreement, as amended by the NAJV JV Agreement Amendment.

“NAJV JV Agreement Amendment” has the meaning set forth in the recitals.

“NAJV Put Option Closing” means, with respect to an NAJV Put Option Sale, the closing of such NAJV Put Option Sale.

“NAJV Put Option Exercise Period” has the meaning set forth in Section 7.1.

“NAJV Put Option Offering Stockholder” has the meaning set forth in Section 7.1.

“NAJV Put Option Sale” means a sale of the NAJV SFX Equity Interests pursuant to Article 7.

“NAJV SFX Equity Interests” means the NAJV SFX Shares, the NAJV Warrant, any Warrant Shares, and any EBITDA Warrants.

“NAJV SFX Equity Interests Put Purchase Price” has the meaning set forth in Section 7.1.

“NAJV SFX Equity Interests Sale Notice” has the meaning set forth in Section 7.2 (a).

“NAJV SFX Shares” has the meaning set forth in the recitals.

“NAJV Subsidiary” means any Subsidiary of the NAJV.

“NAJV JV Agreement Surviving Terms” has the meaning set forth in the SPA.

“NAJV Warrant” has the meaning set forth in the recitals.

“Notice” has the meaning set forth in Section 10.1(a).

“Observer” has the meaning set forth in Section 9.1(a).

“One of Us” has the meaning set forth in the preamble.

“Option” has the meaning set forth in the recitals.

“Option Agreement” has the meaning set forth in the recitals.

“Order” means any award, injunction, judgment, decree, order, writ, determination, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Original NAJV JV Agreement” has the meaning set forth in the recitals.

“Parties” has the meaning set forth in the preamble.

“Permitted Court” has the meaning set forth in Section 8.7.

“Person” means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, or Governmental Authority.

“Pre-existing Confidentiality Agreements” means, collectively, (a) the Confidentiality Agreement, dated as of May 17, 2012, between SFX and ID&T Holding and (b) the Mutual Confidentiality and Non-Circumvention Agreement between SFX and ID&T Holding, dated as of October 13, 2012.

“Proposed Transferee” has the meaning set forth in Section 3.1.

“Representatives” means, with respect to a Party, such Party’s officers, Directors, managers, attorneys, advisors, investment bankers, consultants, and accountants.

“Repurchase Notice” has the meaning set forth in Section 5.2(a).

“Repurchased Stock” has the meaning set forth in Section 5.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Security” means a “security,” as defined in Section 2(a)(1) of the Securities Act.

“SFX” has the meaning set forth in the preamble.

“SFX Board” means SFX’s Board.

“SFX Common Stock” means common stock of SFX, $0.001 par value per share, and any securities issued in respect thereof or in substitution therefor.

“SFX Entity” means any of SFX or any SFX Subsidiary (including any NAJV Entity and any ID&T Worldwide Entity); except that, if One of Us provides the written notice described in Section 2.2(d) of the SPA, then “SFX Entity” will thereafter exclude any ID&T Worldwide Entity for purposes of determining the scope the obligations thereafter that are set forth in Sections 8.1 and 8.3.

“SFX-IDT N.A. Holding” has the meaning set forth in the recitals.

“SFX Qualified IPO” means the sale of shares of SFX Common Stock pursuant to a registration statement declared effective by the SEC under circumstances in which SFX Common Stock is accepted for listing on the NASDAQ Global Market or the New York Stock Exchange.

“SFX Shares” has the meaning set forth in the recitals.

“SFX Stock Equivalents” means the SFX Shares, the NAJV Warrant, any EBITDA Warrants, and any Warrant Shares.

“SFX Subsidiary” means any Subsidiary of SFX.

“Sillerman” has the meaning set forth in the preamble.

“Sillerman SFX Common Stock” means, as of a given time, the shares of SFX Common Stock that Sillerman directly or indirectly holds at such time.

“SPA” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any specified Person and at a given time, an Entity of which such specified Person owns at such time, directly or indirectly, 50% or more of the outstanding capital stock or other equity interests of such Entity, the holders of which are (a) generally entitled to vote for the election of the Directors of such Entity or (b) generally entitled to share in the profits or capital of such Entity.

“Suit” means any claim (including any complaint, counterclaim, or cross-claim), suit, litigation, or other proceeding by or before or otherwise involving any court, in each case whether sounding in contract, tort, or otherwise.

“Tag-along Notice” has the meaning set forth in Section 3.3(a).

“Tag-along Period” has the meaning set forth in Section 3.3(a).

“Tag-along Sale” has the meaning set forth in Section 3.1.

“Tag-along Sale Notice” has the meaning set forth in Section 3.2.

“Tag-along Stockholder” has the meaning set forth in Section 3.1.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, patterns, data collections, drawings, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software, and technical information; and all rights in any of the foregoing.

“Transactions” means the transactions contemplated hereby.

“Transfer” means, with respect to any asset, to offer, sell, grant any option to purchase, make any loan, pledge, mortgage, make any short sale, or otherwise dispose of such asset. When used as a noun “Transfer” has a meaning correlative to the meaning set forth in the immediately foregoing sentence.

“Ultimate ID&T Shareholders” has the meaning set forth in the preamble.

“Warrant Shares” means any shares of SFX Common Stock issued as a result the exercise of the NAJV Warrant or any EBITDA Warrants.

ARTICLE 2
CERTAIN REPRESENTATIONS; RESTRICTIONS ON TRANSFER

2.1                               Representations Regarding SFX Stock Equivalents. One of Us represents to SFX as follows:

(a)                                 One of Us directly holds all of the SFX Shares, free and clear of all Liens, except to the extent provided in the ID&T Shareholders Agreement;

(b)                                 One of Us directly holds the NAJV Warrant, free and clear of all Liens, and the NAJV Warrant has not been exercised (whether fully or partially) except to the extent provided in the ID&T Shareholders Agreement; and

(c)                                  attached as Exhibit C is a correct and complete copy of the ID&T Shareholders Agreement.

2.2                               Restriction on Transfers. Except as otherwise permitted by this Article 2 or as contemplated by any of Articles 3, 4, 5, 6, or 7, during the Lock-Up Period (a) One of Us shall not Merge with any Person (or enter into any Contract that contemplates any such transaction) and shall not directly or indirectly (including through the Transfer of Securities in one or more direct or indirect Subsidiaries of One of Us) Merge with any Person or Transfer any SFX Stock Equivalents that One of Us holds (or enter into any Contract that contemplates any such transaction), and (b) each ID&T Shareholder and each Ultimate ID&T Shareholder shall not Merge with any Person (or enter into any Contract that contemplates any such transaction) and shall not directly or indirectly Transfer, and shall not cause or permit the Transfer of (whether through the Transfer of Securities in an Intermediate Entity or otherwise), any Securities that represent a direct or indirect interest in SFX or in any SFX Stock Equivalents (or enter into any Contract that contemplates any such transaction); except that the Parties acknowledge the existence of the ID&T Shareholders Agreement and agree that the terms thereof and the transactions contemplated thereby do not constitute a breach of this Section 2.2. Each Person that is or becomes an ID&T Party will continue to be bound by this Article 2 with respect to and for so long as such ID&T Party holds any SFX Stock Equivalents directly or indirectly. Any Transfer (of SFX Stock Equivalents or otherwise) other than in accordance with this Article 2 will be void (and, in the case of any such purported Transfer of SFX Stock Equivalents, SFX shall not record any such Transfer upon its books).

2.3                               Permitted Transfers. Subject to Section 2.4 and Sections 2.4(c), 2.5(b), and 7.6(c) of the SPA, One of Us, each ID&T Shareholder, and each Ultimate ID&T Shareholder is permitted to Transfer any SFX Common Stock or SFX Stock Equivalents directly or indirectly held by such Person to any Person that is an Affiliate of such Person at the time of such Transfer.

2.4                               Prohibited Transfers. Unless SFX reasonably determines otherwise, any Transfer of Securities that is otherwise permitted hereunder will not be permitted hereunder and will be void if:

(a)                                 such Transfer requires the registration of any Securities pursuant to any applicable securities Laws;

(b)                                 such Transfer results in a violation of applicable Law;

(c)                                  such Transfer is made to any Person that lacks the legal right, power, or capacity to own such Securities; or

(d)                                 SFX does not receive written instruments (including copies of any instruments of Transfer and such transferee’s consent to be bound hereby to the same extent as One of Us) that are in a form reasonably satisfactory to SFX.

2.5                               Termination of Restrictions. If the Lock-Up Period ends prior to the consummation of an SFX Qualified IPO, then, to validly Transfer any SFX Stock Equivalents prior to the consummation of an SFX Qualified IPO, One of Us must provide SFX with at least five Business Days’ prior written notice of such Transfer.

ARTICLE 3
TAG-ALONG RIGHT

3.1                               Participation. If, at any time prior to the consummation of an SFX Qualified IPO, Sillerman and/or any Person directly holding Sillerman SFX Common Stock proposes to Transfer, in the aggregate, in one transaction or in a series of related transactions, more than 50% of the Sillerman SFX Common Stock to an Independent Third Party (a “Proposed Transferee”) and Sillerman cannot or has not elected to exercise Sillerman’s drag-along rights set forth in Article 4, then One of Us and each ID&T Transferee (each, a “Tag-along Stockholder”) will be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Article 3.

3.2                               Sale Notice. Prior to the consummation of a Tag-along Sale, Sillerman shall deliver to SFX and each Tag-along Stockholder a written notice (a “Tag-along Sale Notice”) of the Tag-along Sale no more than 10 days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-along Sale and, in any event, no later than 30 days prior to the closing date of the Tag-along Sale. The Tag-along Sale Notice must make reference to the Tag-along Stockholder’s rights hereunder and must describe in reasonable detail:

(a)                                 the number of shares of SFX Common Stock to be sold by Sillerman;

(b)                                 the name of the Proposed Transferee;

(c)                                  the per-share purchase price and the other material terms and conditions of the Tag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(d)                                 the proposed date, time, and location of the closing of the Tag-along Sale; and

(e)                                  any agreement executed in connection therewith.

3.3                               Shares to be Sold.

(a)                                 In order for a Tag-along Stockholder to validly exercise its right to participate in a Tag-along Sale, such Tag-along Stockholder must deliver to Sillerman and SFX a written notice (a “Tag-along Notice”), stating such Tag-along Stockholder’s election to do so and containing an offer to sell in such Tag-along Sale a specified number of shares of SFX Common Stock, no later than 10 days after receipt of the Tag-along Sale Notice (the “Tag-along Period”). The offer of a Tag-along Stockholder set forth in a Tag-along Notice will be deemed to be irrevocable, and, to the extent such offer is accepted, such Tag-along Stockholder will thereby be bound and obligated to sell in the Tag-along Sale on the terms and conditions set forth in this Article 3. Each Tag-along Stockholder will have the right to sell in a sale subject to this Article 3 all or a portion of the shares of SFX Common Stock then owned by such Tag-along Stockholder at the time of the Tag-along Notice (including any Warrant Shares issuable upon the exercise of the NAJV Warrant or any EBITDA Warrants, if any, that such Tag-along Stockholder might elect to exercise contingent upon and as of immediately prior to the consummation of the Tag-along Sale).

(b)                                 Sillerman shall use Sillerman’s commercially reasonable efforts to include in the Tag-along Sale all of the shares of SFX Common Stock that each Tag-along Stockholder has requested to have included pursuant to the Tag-along Notice, it being understood that the Proposed Transferee will not be required to purchase shares of SFX Common Stock in excess of the number set forth in the Sale Notice. If the Proposed Transferee elects to purchase less than all of the shares of SFX Common Stock sought to be sold by the Tag-along Stockholders in aggregate, then the number of shares to be sold to the Proposed Transferee by Sillerman and the Tag-along Stockholders will be reduced so that each Tag-along Stockholder and Sillerman is entitled to sell its pro rata portion of the number of shares of SFX Common Stock that the Proposed Transferee elects to purchase based upon the number of shares of SFX Common Stock that each Tag-along Stockholder and Sillerman, respectively, have elected to include in the Tag-along Sale.

3.4                               Consideration. Sillerman and the Tag-along Stockholders, each as participating in a sale pursuant to this Article 3, will receive the same consideration per share after deduction of such Person’s proportionate share of the related expenses in accordance with Section 3.6.

3.5                               Conditions of Tag-along Sale. In order to participate in the Tag-along Sale, a Tag-along Stockholder must make or provide the same representations, warranties, and indemnities as Sillerman makes or provides in connection with the Tag-along Sale solely with respect to ownership and transferability of the shares (except that each Tag-along Stockholder must make representations and warranties pertaining to power and authority, authorization, enforceability, and non-contravention (and must provide corresponding indemnities) that are specific to such Tag-along Stockholder); except that all representations, warranties, and indemnities must be made by Sillerman and each Tag-along Stockholder severally and not jointly and any indemnification obligation in respect of inaccuracies or breaches of representations and warranties that do not relate to such Tag-along Stockholder must be in an amount not to exceed the aggregate proceeds received by such Tag-along Stockholder in connection with the consummation of any Tag-along Sale and no Tag-along Stockholder will have any liability in respect of any representation or warranty relating specifically to Sillerman or any other Tag-along Stockholder.

3.6                               Expenses. Sillerman, on the one hand, and the Tag-along Stockholders, on the other hand, shall share on a pro rata basis (based upon consideration received by each such Person in the Tag-along Sale) the fees and expenses of Sillerman incurred in connection with a Tag-along Sale and for the benefit of the Tag-along Stockholders (it being understood that costs incurred by or on behalf of Sillerman for Sillerman’s sole benefit will not be considered to be for the benefit of the Tag-along Stockholders), to the extent not paid or reimbursed by SFX or the Proposed Transferee.

3.7                               Cooperation. Each Tag-along Stockholder shall take all actions that are reasonably necessary to consummate the Tag-along Sale, including, subject to Section 3.5, entering into agreements and delivering certificates and instruments, in each case that are consistent with the agreements being entered into and the certificates being delivered by Sillerman.

3.8                               Deadline for Completion of Tag-along Sale. If the Tag-along Stockholder does not deliver a Tag-along Notice in accordance with Section 3.3(a), then each Tag-along Stockholder will be deemed to have waived all of such Tag-along Stockholder’s rights to participate in the Tag-along Sale and Sillerman will have 90 days following the expiration of the Tag-along Period in which to sell the Sillerman SFX Common Stock described in the Tag-along Sale Notice, on terms not more favorable to Sillerman than those set forth in the Tag-along Sale Notice (which 90-day period Sillerman is permitted to extend by providing written notice thereof to the Tag-along Stockholders for a reasonable time not to exceed an additional 30 days to the extent reasonably necessary to obtain any regulatory approvals). If at the end of such period Sillerman has not completed such sale, then Sillerman shall not then effect a sale of SFX Common Stock subject to this Article 3 without again fully complying with the provisions of this Article 3.

ARTICLE 4
DRAG-ALONG RIGHT

4.1                               Participation. If at any time prior to the consummation of an SFX Qualified IPO Sillerman receives a bona fide offer from an Independent Third Party to purchase, or Sillerman seeks to sell to an Independent Third Party, in one transaction, or a series of related transactions, all of the Sillerman SFX Common Stock at such time, at a price per share of SFX Common Stock that is equal to or greater than $12 per share of SFX Common Stock (as adjusted for any stock splits, corporate reorganizations or similar events from and after the Effective Date) (a “Drag-along Sale”), then Sillerman will have the right to require that each of One of Us and each ID&T Transferee (each, a “Drag-along Stockholder”) participate in such Drag-along Sale in the manner set forth in this Article 4. If the Drag-along Sale is structured as a Merger or would result in a Change of Control, then the Drag-along Stockholders shall vote in favor of the transaction and take all actions to waive any dissenters’ appraisal, or other similar rights.

4.2                               Sale Notice. In order for Sillerman to validly exercise Sillerman’s rights pursuant to this Article 4, Sillerman must deliver a written notice (the “Drag-along Notice”) to SFX and each Drag-along Stockholder no more than 10 days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than 30 days prior to the closing date of such Drag-along Sale. The Drag-

along Notice must make reference to Sillerman’s rights and obligations hereunder and must describe in reasonable detail:

(a)                                 the name of the Independent Third Party to which the Sillerman SFX Common Stock is proposed to be sold;

(b)                                 the proposed date, time, and location of the closing of the Drag-along Sale;

(c)                                  the per-share purchase price and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(d)                                 any agreement executed in connection therewith.

4.3                               Shares to be Sold. Each Drag-along Stockholder shall sell in the Drag-along Sale all of the SFX Stock Equivalents held by such Drag-along Stockholder at the time of the Drag-along Notice. If a Drag-along Stockholder is holding any SFX Stock Equivalents other than SFX Common Stock at the time of the Drag-along Sale, then such Drag-along Stockholder shall provide to SFX an irrevocable commitment to exercise (if applicable) such SFX Stock Equivalents that are in-the-money, contingent upon and as of immediately prior to the consummation of the Drag-along Sale, and to sell such SFX Stock Equivalents in the Drag-along Sale.

4.4                               Conditions of Drag-along Sale. The consideration to be received by the Drag-along Stockholders must be the same form and amount of consideration per share of SFX Common Stock to be received by Sillerman (or, if Sillerman is given an option as to the form and amount of consideration to be received, the same option must be given to each Drag-along Stockholder); except that (a) the value of Marketable Securities received as consideration in such Drag-along Sale must not exceed 50% of the total consideration received in such Drag-along Sale and, (b) any compensation received by Sillerman for entering into a bona fide employment, consulting, or non-competition agreement will be deemed not to be consideration received by Sillerman for the purposes of this Article 4. The terms and conditions of such Drag-along Sale will, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which Sillerman sells the Sillerman SFX Common Stock in such Drag-along Sale. Each Drag-along Stockholder shall make or provide the same representations, warranties, and indemnities as Sillerman makes or provides in connection with the Drag-along Sale solely with respect to ownership and transferability of the shares (except that each Drag-along Stockholder must make representations and warranties pertaining to power and authority, authorization, enforceability, and non-contravention (and must provide corresponding indemnities) that are specific to such Drag-along Stockholder); except that (i) all representations, warranties, and indemnities must be made by Sillerman and each Drag-along Stockholder severally and not jointly and any indemnification obligation in respect of inaccuracies or breaches of representations and warranties that do not relate to such Drag-along Stockholder must be in an amount not to exceed the aggregate proceeds received by such Drag-along Stockholder in connection with the consummation of any Drag-along Sale, (ii) no Drag-along Stockholder will have any liability in respect of any representation or warranty relating specifically to Sillerman or any other Drag-along Stockholder, and (iii) each Drag-along Stockholder must not be required to agree to a non-competition, non-solicitation, or similar obligation in connection with the Drag-along Sale.

4.5                               Expenses. Sillerman shall pay any fees and expenses of Sillerman incurred in connection with a Drag-along Sale and for the benefit of the Drag-along Stockholders (it being understood that costs incurred by or on behalf of Sillerman for Sillerman’s sole benefit will not be considered to be for the benefit of the Drag-along Stockholders), to the extent not paid or reimbursed by SFX or the Independent Third Party that is the subject of such Drag-along Sale.

4.6                               Cooperation. Each Drag-along Stockholder shall take all actions that are reasonably necessary to consummate the Drag-along Sale, including, subject to Section 4.4, entering into agreements and delivering certificates and instruments, in each case that are consistent with the agreements being entered into and the certificates being delivered by Sillerman.

4.7                               Consummation of Drag-along Sale. Sillerman will have 90 days following the Drag-along Notice in which to sell the Sillerman SFX Common Stock, on the terms set forth in the Drag-along Notice (which 90-day period Sillerman is permitted to extend (by providing notice thereof to each Drag-along Stockholder) for a reasonable time not to exceed an additional 30 days to the extent reasonably necessary to obtain any regulatory approvals). If, at the end of such period, Sillerman has not completed the Drag-along Sale, then Sillerman shall not effect a sale of SFX Common Stock subject to this Article 4 without fully complying with the provisions of this Article 4.

ARTICLE 5
CALL OPTION

5.1                               Right to Buy.

(a)                                 During the period beginning on the Effective Date and ending on (and including) January 1, 2016, SFX is permitted from time to time to elect to repurchase any NAJV SFX Shares and any Warrant Shares then held by any of One of Us and any ID&T Transferee (each, a “Call Option Stockholder”), and, conditioned upon such election, such Call Option Stockholder shall sell such SFX Common Stock, in each case in accordance with and subject to this Article 5, at a per-share purchase price of $35.00 (as adjusted for any stock splits, corporate reorganizations, or similar events from and after the Effective Date).

(b)                                 During the period beginning on January 2, 2016 and ending on (and including) January 1, 2018, SFX is permitted from time to time to elect to repurchase any NAJV SFX Shares and any Warrant Shares (or any combination of the foregoing) then held by any Call Option Stockholder, and, conditioned upon such election, such Call Option Stockholder shall sell such SFX Common Stock, in each case in accordance with and subject to this Article 5, at a per-share purchase price of $50.00 (as adjusted for any stock splits, corporate reorganizations, or similar events from and after the Effective Date).

5.2                               Procedures.

(a)                                 In order for SFX to validly exercise its right to repurchase a Call Option Stockholder’s  SFX Common Stock pursuant to this Article 5, SFX must deliver to such Call Option Stockholder a written notice (the “Repurchase Notice”) specifying the number of shares of SFX Common Stock to be repurchased by SFX (the “Repurchased Stock”).

(b)                                 The Call Option Stockholder shall, at the Call Option Closing, represent and warrant to SFX that (x) the Call Option Stockholder has all requisite authority to transfer full right, title, and interest in and to the Repurchased Stock, (y) the Call Option Stockholder has all the necessary power and authority and has taken all necessary action to sell such Repurchased Stock as contemplated by this Article 5, and (z) the shares of Repurchased Stock are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(c)                                  The Call Option Closing will take place no later than 60 days after the Call Option Stockholder receives the Repurchase Notice. SFX shall give the Call Option Stockholder at least 15 days’ written notice prior to the occurrence of the date of the Call Option Closing.

5.3                               Cooperation. If SFX has delivered a Repurchase Notice in accordance with Sections 5.1 and 5.2(a), then the Call Option Stockholder and SFX shall take all actions that are reasonably necessary to consummate the Call Option Closing, including entering into agreements and delivering certificates and instruments and consents as are reasonable and customary for such sales; except that (x) each Call Option Stockholder will make or provide representations, warranties, and indemnities solely with respect to ownership and transferability of the Repurchased Stock held by such Call Option Stockholder (except that each Call Option Stockholder must make representations and warranties pertaining to power and authority, authorization, enforceability, and non-contravention (and must provide corresponding indemnities) that are specific to such Call Option Stockholder), and the aggregate of any such indemnification obligation must not exceed the aggregate proceeds received by such Call Option Stockholder in connection with the Call Option Closing.

5.4                               Closing. At the Call Option Closing, the Call Option Stockholder shall deliver to SFX a certificate or certificates representing the SFX Common Stock to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Call Option Purchase Price, which SFX shall pay to the Call Option Stockholder at the Call Option Closing.

5.5                               Right to Abandon Call Option.  Notwithstanding anything to the contrary in this Article 5, SFX is permitted at any time prior to the Call Option Closing to abandon (without liability) any Call Option Sale contemplated by a Repurchase Notice.  If SFX elects to so abandon any Call Option Sale, then SFX shall provide prompt notice thereof to the Call Option Stockholder.

ARTICLE 6
PUT OPTION — GRANT DATE SFX SHARES

6.1                               Right to Sell. If an SFX Qualified IPO has not been consummated on or before March 20, 2014, then, at any time following (and including) March 21, 2014 (the “Grant Date Put Option Exercise Period”), subject to the other provisions of this Article 6, One of Us (in such case, the “Grant Date Put Option Offering Stockholder”), is permitted to elect to sell to SFX, and conditioned upon such election, SFX shall purchase, in each case in accordance with and subject to this Article 6, all or a portion of the Grant Date SFX Shares held by One of Us, the ID&T Shareholders, and the Ultimate ID&T Shareholders at such time for a purchase price of $10 per Grant Date SFX Share (the aggregate purchase price in connection with such sale, the “Grant Date Shares Put Purchase Price”).

6.2                               Procedures.

(a)                                 Subject to Section 6.1, in order for the Grant Date Put Option Offering Stockholder to validly exercise its right to sell the Grant Date SFX Shares pursuant to this Article 6, the Grant Date Put Option Offering Stockholder must deliver to SFX a written notice of such exercise (the “Grant Date Shares Sale Notice”) during the Grant Date Put Option Exercise Period. One of Us is permitted to exercise the put option afforded to One of Us under this Article 6 once and only once.

(b)                                 By delivering the Grant Date Shares Sale Notice in accordance with Sections 6.1 and 6.2(a), the Grant Date Put Option Offering Stockholder will be deemed to have represented and warranted to SFX as of the Grant Date Put Option Closing that (x) the Grant Date Put Option Offering Stockholder has all requisite authority to transfer full right, title, and interest in and to the Grant Date SFX Shares being sold, (y) the Grant Date Put Option Offering Stockholder has all the necessary power and authority and has taken all necessary action required to sell such Grant Date SFX Shares as contemplated by this Article 6, and (z) the Grant Date SFX Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(c)                                  The Grant Date Put Option Closing will take place as soon as SFX has the funds (including funds that SFX can draw down under an existing credit or other existing loan facility with availability, but only if the draw down and use of such funds so drawn down does not result in any breach or default under such credit or other loan facility) to pay the Grant Date Shares Put Purchase Price after SFX receives the Grant Date Shares Sale Notice. For so long as SFX does not have such funds, SFX shall deliver on a monthly basis a certificate to the Grant Date Put Option Offering Stockholder certifying as to the same.

(d)                                 The Parties acknowledge that the Grant Date Put Option Offering Stockholder’s delivery of the Grant Date Shares Sale Notice in accordance with this Article 6 will hereby create a binding obligation on SFX to purchase the Grant Date SFX Shares held by the Grant Date Put Option Offering Stockholder and a binding obligation on the Grant Date Put Option Offering Stockholder to sell such Grant Date SFX Shares to SFX.

6.3                               Cooperation. If the Grant Date Put Option Offering Stockholder has delivered a Grant Date Shares Sale Notice in accordance with Sections 6.1 and 6.2(a), then the Grant Date Put Option Offering Stockholder and SFX shall take all actions that are reasonably necessary to consummate the Grant Date Put Option Sale, including entering into agreements and delivering certificates and instruments and consents as are reasonable and customary for such sales.

6.4                               Closing. At Grant Date Put Option Closing, the Grant Date Put Option Offering Stockholder shall deliver to SFX a certificate or certificates representing the Grant Date SFX Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Grant Date Shares Put Purchase Price, which SFX shall pay to the Grant Date Put Option Offering Stockholder at the Grant Date Put Option Closing.

6.5                               Rights Specific to One of Us. One of Us’s rights under this Article 6 are specific to One of Us and are not transferable to any Person (including any ID&T Transferee).

6.6                               Termination of Put Right. One of Us’s right to exercise One of Us’s right to sell the Grant Date SFX Shares pursuant to this Article 6 will terminate on the earlier of (a) the date that is 60 days after the closing of an SFX Qualified IPO and (b) immediately following the consummation of a Put Option Closing.

ARTICLE 7
PUT OPTION — NAJV SFX EQUITY INTERESTS

7.1                               Right to Sell. If an SFX Qualified IPO has not been consummated before May 26, 2014, then, at any time following May 26, 2014 (the “NAJV Put Option Exercise Period”), subject to the other provisions of this Article 7, One of Us (in such case, the “NAJV Put Option Offering Stockholder”), is permitted to elect to sell to SFX, and, conditioned upon such election, SFX shall purchase, in each case in accordance with and subject to this Article 7,  all of the NAJV SFX Equity Interests that have been issued or granted, as applicable, as of such time for an aggregate purchase price of $10,000,000 (the “NAJV SFX Equity Interests Put Purchase Price”).

7.2                               Procedures.

(a)                                 Subject to Section 7.1, in order for the NAJV Put Option Offering Stockholder to validly exercise its right to sell the NAJV SFX Equity Interests pursuant to this Article 7, (i) the NAJV Put Option Offering Stockholder must deliver to SFX a written notice of such exercise (the “NAJV SFX Equity Interests Sale Notice”) during the NAJV Put Option Exercise Period and (ii) One of Us must be able to transfer, or cause the transfer of such NAJV SFX Equity Interests to SFX, free and clear of all Liens, as of the date on which One of Us delivers the NAJV SFX Equity Interests Sale Notice (and must represent in the NAJV SFX Equity Interests Sale Notice that One of Us is able to do so). One of Us is permitted to exercise the put option afforded to One of Us under this Article 7 once and only once.

(b)                                 By delivering the NAJV SFX Equity Interests Sale Notice in accordance with Section 7.1 and 7.2(a), the NAJV Put Option Offering Stockholder will be deemed to have represented and warranted to SFX as of the NAJV Put Option Closing that (x) the NAJV Put Option Offering Stockholder has full right, title, and interest in and to the NAJV SFX Equity Interests being sold, (y) the NAJV Put Option Offering Stockholder has all the necessary power and authority and has taken all necessary action required to sell such NAJV SFX Equity Interests as contemplated by this Article 7, and (z) the NAJV SFX Equity Interests are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(c)                                  The NAJV Put Option Closing will take place as soon as SFX has the funds to pay the NAJV SFX Equity Interest Put Purchase Price after SFX receives the NAJV SFX Equity Interests Sale Notice. If and for so long as SFX does not have such funds, SFX shall deliver on a monthly basis a certificate to the NAJV Put Option Offering Stockholder certifying as to the same. If SFX has not paid the NAJV SFX Equity Interests Put Purchase Price to the NAJV Put Option Offering Stockholder on or before the date that is 75 days after SFX receives the NAJV SFX Equity Interests Sale Notice, then the NAJV Put Option Offering Stockholder will be permitted, in lieu of selling the NAJV SFX Equity Interests pursuant to this Article 7 in exchange for the NAJV SFX Equity Interests Put Purchase Price, to (upon written notice provided by the NAJV Put Option Offering Stockholder) require SFX to cause SFX-IDT N.A. Holding (and, in such case, SFX shall cause SFX-IDT N.A. Holding) to transfer all of its membership interests in and to the NAJV to the NAJV Put Option Offering Stockholder for nominal consideration.

(d)                                 The Parties acknowledge that the NAJV Put Option Offering Stockholder’s delivery of the NAJV SFX Equity Interests Sale Notice in accordance with this Article 7 will hereby create a binding obligation on SFX to purchase the NAJV SFX Equity Interests held by the NAJV Put Option Offering Stockholder and a binding obligation on the NAJV Put Option Offering Stockholder to sell such NAJV SFX Equity Interests to SFX.

7.3                               Cooperation. If the NAJV Put Option Offering Stockholder has delivered an NAJV SFX Equity Interest Sale Notice in accordance with Sections 7.1 and 7.2(a), then the NAJV Put Option Offering Stockholder and SFX shall take all actions that are reasonably necessary to consummate the NAJV Put Option Sale, including entering into agreements and delivering certificates and instruments and consents as are reasonable and customary for such sales.

7.4                               Closing. At the NAJV Put Option Closing, the NAJV Put Option Offering Stockholder shall deliver to SFX a certificate or certificates representing the SFX Common Stock to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, as well as the original copies of the NAJV Warrant and all EBITDA Warrants (in each case to the extent that such original copies have not previously been returned to SFX), against receipt of the NAJV SFX Equity Interests Put Purchase Price, which SFX shall pay to the NAJV Put Option Offering Stockholder at the NAJV Put Option Closing.

7.5                               Rights Specific to One of Us. One of Us’s rights under this Article 7 are specific to One of Us and are not transferable to any Person (including any ID&T Transferee).

7.6                               Termination of Put Right. One of Us’s right to exercise One of Us’s right to sell the NAJV SFX Equity Interests pursuant to this Article 7 will terminate on the date that is 60 days after the closing of an SFX Qualified IPO.

ARTICLE 8
NON-SOLICITATION, NON-COMPETITION, CONFIDENTIALITY, NON-DISPARAGEMENT

8.1                               Non-solicitation.  Each ID&T Party, during the period commencing on the Effective Date and ending on (and including) March 20, 2014, shall not (and shall cause such ID&T Party’s Affiliates (other than any such Affiliate that is an NAJV Entity and other than any such Affiliate that is an ID&T Worldwide Entity) to not), directly or indirectly: (a) intentionally interfere with the relationship between any of the SFX Entities, on the one hand, and any Person that is at any time during the Lock-Up Period a Key SFX Entity Contact, on the other hand; (b) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) any Person that is at any time during the Lock-Up Period an employee of any SFX Entity, except for those employees whose employment has been previously terminated by such SFX Entity and except for general solicitations for employment that are not targeted at any such employee; or (c) take any action that is intended to divert from any SFX Entity any business opportunity that is  within the scope of the business as then conducted by any SFX Entity.

8.2                               Non-competition. Each ID&T Party, during the period commencing on the Effective Date and ending on (and including) March 20, 2014, shall not (and shall cause such ID&T Party’s Affiliates (other than any such Affiliate that is an NAJV Entity and other than any such Affiliate that is an ID&T Worldwide Entity) to not), directly or indirectly (whether as principal, agent, officer, Director, partner, employee, independent contractor, equityholder, licensor, or otherwise, and whether separately or in concert with one or more other Persons), engage, participate, assist in, manage, or provide any services as a consultant or in any other capacity to, any Person or business that is or that was formed with a purpose of becoming (whether before or after the Closing) or engaging in (whether before or after the Closing) a Competing Business.  Upon the occurrence of the Closing, this Section 8.2 will thereby be subject to Section 5.4(b)(iii) of the ID&T Worldwide Shareholders’ Agreement.

8.3                               Confidentiality.

(a)                                 Confidentiality Obligations. Subject to Section 8.3(b), each ID&T Party shall not directly or indirectly (including through one or more Entities) use and shall not directly or indirectly (including through one or more Entities) disclose (whether orally or in writing) to any other Person any Confidential Information. Each ID&T Party acknowledges that the unauthorized use or disclosure of Confidential Information could destroy the value thereof and cause irreparable harm to any SFX Entities. Each ID&T Party shall use, and shall cause such ID&T Party’s Affiliates to use, at least the same level of care and protection of Confidential Information as such ID&T Party uses to prevent unauthorized use and unauthorized disclosure (whether orally or in writing) of such ID&T Party’s own confidential information (but in no event less than a reasonable standard of care).

(b)                                 Certain Limitations on Confidentiality Obligations.

(i)                                     Disclosure Required by Law, Etc. Each ID&T Party is permitted to disclose Confidential Information to the extent required by Law (as determined by such ID&T Party’s outside legal counsel), but only if the ID&T Party promptly notifies SFX of the specifics of such requirement, if permitted by Law, uses commercially reasonable efforts to limit such disclosure and to obtain confidential treatment or a protective order for such Confidential Information, and, if permitted by Law, allows the SFX Entities to participate in such process undertaken to protect such Confidential Information. Each Party shall reasonably cooperate with the other Parties in connection with such process to protect such Confidential Information. In the absence of a protective order or other appropriate remedy, each ID&T Party is permitted to disclose only that portion of such Confidential Information that is legally required (as determined by such ID&T Party’s outside legal counsel) to be disclosed.

(ii)                                  Other Exceptions. The restrictions on use and disclosure of Confidential Information set forth in Section 8.3(a) will not apply to information that:

(A)                               was generally available to the public at the time of its communication to such ID&T Party; or

(B)                               becomes generally available to the public, through no breach by such ID&T Party or such ID&T Party’s Affiliates or Representatives of any contractual or other obligation of confidentiality applicable to such Person in respect thereof (including this Section 8.3), after the communication of such Confidential Information to such ID&T Party.

(c)                                  Term. The obligations on an ID&T Party provided for in Section 8.3(a) expire on the date that is the day after the last day of the Lock-Up Period; except that the obligations provided for in Section 8.3(a) will survive forever with respect to any Confidential Information that is a Trade Secret.

8.4                               Non-Disparagement. Each Party shall not and shall use such Party’s commercially reasonable efforts to cause such Party’s Affiliates to not (whether directly or indirectly, whether separately or in concert with one or more other Persons, and whether in writing or orally) defame or disparage any Company Entity, any employee, officer, Director, or other key personnel of any Company Entity, or any products or services provided by any Company Entity; except that the restrictions set forth in this Section 8.4 will not prevent any Party from exercising (or from causing or permitting such Party’s Affiliates to exercise) any rights of such Party (or such Affiliate) under any Contract (including this Agreement), or to bring a Suit for such Party failing to receive performance of any such rights.

ARTICLE 9
OTHER OBLIGATIONS

9.1                               SFX Board Observer Right.

(a)                                 For so long as One of Us holds or controls, directly or indirectly, more than 40% of the ID&T Effective Date Shares (including ID&T Effective Date Shares issuable upon exercise of the NAJV Warrant) or 40% of the ID&T Worldwide Common Shares held by One of Us as of the Effective Date, SFX shall permit a representative of One of Us (the “Observer”), as One of Us designates in One of Us’s sole discretion, to serve as an observer to the SFX Board. The Observer will have full rights to observe and participate in all SFX Board meetings, receive any information distributed to all SFX Board members and to receive notice of such meetings in the same manner as all other SFX Board members. Notwithstanding the foregoing set forth in this Section 9.1(a), SFX is not required to permit the Observer to serve as an observer in or to participate in a SFX Board meeting, or to receive any information distributed to SFX Board members at such meeting, (a) to the extent that the matters of such SFX Board meeting relate to SFX’s relationship with One of Us (whether in One of Us’s capacity as a holder of SFX Stock Equivalents or otherwise) or (b) if the SFX Board is advised by SFX’s internal or external legal counsel that the lack of presence of the Observer at any meeting of the SFX Board is necessary in order to preserve attorney-client privilege.

(b)                                 The right of One of Us under the Original NAJV JV Agreement to designate an individual to serve as observer on the SFX Board is hereby terminated and is superseded by Section 9.1(a).

9.2                               Registration. SFX shall use commercially reasonable efforts to register the SFX Shares and the Warrant Shares for resale with the SEC and to pursue an SFX Qualified IPO. At SFX’s request and in connection with an SFX Qualified IPO, One of Us shall enter into a customary “lock up” agreement as reasonably requested by SFX’s underwriters and, if Sillerman is concurrently entering into a comparable agreement, upon terms no more restrictive than those applicable to Sillerman under such agreement.

9.3                               Further Assurances. Each Party shall, without further consideration, prepare, execute, acknowledge, file record, publish, and deliver such other instruments, documents, and statements, and take such other actions, as might be required by Law or reasonably necessary to effectively carry out the purposes hereof.

ARTICLE 10
MISCELLANEOUS

10.1                        Notices.

(a)                                 To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval, or other communication (any of the foregoing, a “Notice”) that is given pursuant hereto:

(i)                                     must be in writing and will be deemed given only as follows: (1) on the date established by the sender as having been delivered personally; (2) on the date delivered to the recipient Party by a private, internationally recognized, overnight courier as established by the sender by evidence obtained from the courier; (3) if sent by facsimile to the recipient Party, then upon confirmation of transmission thereof and (A) if such transmission is received during normal business hours of the recipient, then on the date of such transmission as indicated in such confirmation, and (B) if such transmission is not received during normal business hours of the recipient, then on the next Business Day after the date of such transmission as indicated in such confirmation; (4) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (5) if delivered by email of a Notice in portable document format (.pdf), or other email attachment format, as an attachment to an email addressed to a recipient Party, then at the time at which the confirmation of receipt is generated by the recipient Party opening the email message (and creating a record of receipt of the transmission) or receipt of such email message is otherwise acknowledged by the recipient Party; and

(ii)                                  if sent to SFX or Sillerman, then to the following address, facsimile, or email, as applicable:

SFX Entertainment, Inc.

430 Park Avenue

New York, NY 10022

Attn: Howard Tytel, Esq.

Facsimile: (646) 561-6700

Email: htytel@reedsmith.com

with a required copy (the delivery of which will not constitute notice to SFX or Sillerman) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attn: Aron Izower, Esq.

Facsimile: (212) 521-5450

Email: aizower@reedsmith.com

If to any ID&T Party, then to the following address, facsimile, or email as applicable:

One of Us Holding B.V.

De Entree 300

1101 EE AMSTERDAM

Attention:  Chris van Overbeeke

Facsimile: +31 (0)20 - 851 06 99

Email: chriso@id-t.com

with a required copy (the delivery of which will not constitute notice to such ID&T Party) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

Attention: Jonathan Klein

Facsimile: 212.884.8502

Email: jonathan.klein@dlapiper.com

(b)                                 Notwithstanding the foregoing contact information set forth in Section 10.1(a), a Party is permitted to validly deliver a Notice pursuant hereto to such other address, facsimile, or email or to the attention of such Person or Persons as the recipient Party has specified by prior Notice (in accordance with Section 10.1) to the sending Party (or, in the case of counsel, to such other readily, ascertainable business address as such counsel might hereafter maintain). If more than one method for sending Notice as set forth in Section 10.1(a) is used, then the earliest notice date established as set forth in Section 10.1(a) will control for purposes of determining when such Notice is deemed to have been given. One of Us shall send to any ID&T Party (other than One of Us) any Notice addressed to such ID&T Party that is delivered to One of Us in accordance with this Section 9 by forwarding such Notice to such ID&T Party’s address as set forth on the applicable signature page hereto.

10.2                        Expenses. Except as otherwise provided in the SPA, each Party will be responsible for bearing such Party’s expenses incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement, including all fees and expenses of the Parties’ respective agents, Representatives, brokers, counsel (internal and outside), consultants, advisers, and accountants.

10.3                        Amendments; Waivers.

(a)                                 This Agreement can be amended if, and only if, such amendment is in writing and is signed by each Party, other than the ID&T Shareholders and other than the Ultimate ID&T Shareholders; except that Article 8 can be amended if, and only if, such amendment is in writing and is signed by each Party. Any amendment hereto that signed and delivered in accordance with this Section 10.3 will be effective as against all Parties, and, upon SFX’s request, each Party shall sign any such amendment that is so signed and delivered. Each ID&T Party (other than One of Us) hereby appoints One of Us and each Person that One of Us might designate, individually, as such ID&T Party’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to sign any such amendment. The proxy and power of attorney granted by each ID&T Party as set forth in the immediately foregoing sentence is irrevocable during the term hereof, is deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and operates to revoke any and all prior proxies or powers of attorney that such ID&T Party might have granted with respect to the subject matters of such proxy. The power of attorney granted by each ID&T Party pursuant to this Section 10.3 is durable power of attorney and will survive such ID&T Party’s incapacity, bankruptcy, or dissolution.

(b)                                 No waiver by any Party of such Party’s rights, powers, or privileges hereunder will be binding against any other Party. No such waiver by a Party will be enforceable against such Party unless such waiver was given in a written instrument signed by such Party. The waiver by any Party of any of such Party’s rights, powers, or privileges hereunder arising because of any claimed breach, default, or misrepresentation under or with respect to a provision hereof, whether intentional or not, will not thereby extend (and will not be deemed to thereby extend) to any prior separate or subsequent breach, default, or misrepresentation, respectively, by such Party or by another Party and will not affect in any way any rights, powers, or privileges arising by virtue of any such prior separate or subsequent occurrence. No failure or delay by any Party in exercising any of such Party’s rights, powers, or privileges hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or otherwise.

(c)                                  Emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes of this Section 10.3.

10.4                        Assignment. Each Party shall not, and shall not purport to, assign any of such Party’s rights hereunder, delegate any of such Party’s obligations hereunder, or delegate such Party’s performance in satisfaction of any conditions to any obligations of any other Party hereunder (and shall not enter into any Contract that requires any such assignment or delegation) without the prior written consent of each other Party, and any such purported assignment or delegation without obtaining such written consent will be void; except that, subject to Sections 6.5 and 7.5, One of Us is permitted to assign its rights and delegate its obligations hereunder in connection with the Transfer by One of Us of any SFX Stock Equivalents in accordance herewith.

10.5                        Arbitration.

(a)                                 If any dispute arises between or among any of the Parties (the “Disputing Parties”) under this Agreement, then the Disputing Parties shall attempt to resolve such dispute through direct negotiation with each other. If such dispute (“Dispute”) is not resolved within 20 days after a demand for direct negotiation, then any Disputing Party is permitted to then submit such Dispute to JAMS for resolution pursuant to binding arbitration (“Binding Arbitration”) in accordance with the then existing rules of JAMS, as supplemented by the further requirements of this Section 10.5. Such arbitration is to be conducted by three arbitrators (each, an “Arbitrator”), one designated by each Disputing Party and the third designated by the first two appointed Arbitrators, in each case who agree to comply with the terms and procedures of this Section 10.5. If, within 10 days after such Dispute is submitted to Binding Arbitration, a Disputing Party has not designated an Arbitrator, then the other Disputing Party is permitted to so designate such Arbitrator.

(b)                                 Within 20 days after submitting a Dispute to Binding Arbitration, each Disputing Party shall provide the other Disputing Party and the Arbitrators with a statement explaining the specific facts such first Disputing Party contends support such first Disputing Party’s claims or basis in such Dispute, including acts or omissions by the other Disputing Party that such first Disputing Party believes constitute a Breach of this Agreement, all of the terms and provisions of this Agreement that such first Disputing Party believes have been Breached, the names and addresses of each Person that such first Disputing Party believes has knowledge supporting such Disputing Party’s claim, and a concise statement of damages, including the means by which the claimed damages were calculated and the facts upon which the calculations were based. Each Disputing Party shall provide the other Disputing Party and the Arbitrators with such statement and a copy of all documents in such first Disputing Party’s possession or control that such first Disputing Party contends support such first Disputing Party’s claim. The requirements of this Section 10.5 are intended to supplement, and therefore are in addition to, the Rules and procedural requirements of JAMS. In particular, the exchanges of documents and information required by such paragraphs are to be in addition to any discovery that is permitted under the rules of JAMS or that the Arbitrators might otherwise authorize in the arbitration.

(c)                                  The Arbitrators are to be required to render a reasoned written opinion in support of their final decision, setting forth findings of fact, legal analysis, and, subject to the limitations set forth herein, the award. The decision rendered by the Arbitrators will be final and binding upon the Parties. Judgment upon the decision and any award made by the Arbitrators is permitted to be entered in any court of competent jurisdiction. The non-prevailing Disputing Party in any Binding Arbitration (as determined by the Arbitrators) shall pay the reasonable fees and expenses (including reasonable attorneys’ fees and costs) of the prevailing Disputing Party. The Disputing Parties will otherwise be responsible for their own expenses in connection with such Binding Arbitration.

(d)                                 To the extent permitted by applicable Law, the Parties shall keep the arbitration proceeding confidential and the arbitration panel must issue appropriate protective orders to safeguard such confidentiality. The Parties agree to keep confidential any documents exchanged between them pursuant to the arbitration and the content of any testimony or written documents submitted pursuant to the arbitration. Each Party shall not make (or instruct the arbitration panel to make) any public announcement with respect to the proceedings or decision of the arbitration panel without prior written consent of each other Party. The Parties and the arbitration panel shall keep the existence of any Dispute submitted to arbitration and the award in confidence, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

(e)                                  Any arbitration proceedings described in this Section 10.5 are to be conducted in the English language and are to take place in the Borough of Manhattan, the City of New York.

(f)                                   The Parties acknowledge that the procedures set forth in this Section 10.5 are the exclusive means by which any Dispute can be resolved. Notwithstanding the immediately foregoing sentence, neither the existence of a Dispute, the pending settlement of a Dispute, nor the resolution procedures set forth in this Section 10.5 will operate to limit or relieve any Party from such Party’s ongoing duties and obligations hereunder or limit or extinguish any right that any Party might otherwise have hereunder (including Section 10.14), in law or in equity. Neither the existence of a Dispute nor the pendency of resolution of a Dispute will operate to terminate this Agreement.

10.6                        Governing Law. This Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York (pursuant to Section 5-1401 of the New York General Obligations Law), without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. The Parties acknowledge that (a) this Agreement was negotiated by or on behalf of the Parties, in whole or in part, in the State of New York, (b) the Parties are delivering this Agreement in the State of New York, and (c) the State of New York has a substantial relationship to Parties and to the Transactions.

10.7                        Consent to Jurisdiction and Venue. Subject to Section 10.5, each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of, and venue in, any state or federal court located within the City of New York in the State of New York (any such court, a “Permitted Court”) for the purposes of any Suit arising out of this Agreement or any of the Transactions, and in each case the appropriate appellate courts therefrom, and each Party shall not commence any such Suit in a court other than any Permitted Court. Service of any process, summons, notice, or document by personal delivery or by U.S. registered mail to a Party’s address set forth in Section 10.1 (or such other address if changed in accordance with Section 10.1) will be effective service of process for any such Suit. Each Party (a) hereby irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of this Agreement or any Transaction in any Permitted Court, and (b) hereby irrevocably and unconditionally waives any objection that such Party might now or in the future have, and shall not plead or claim, that any such Suit brought in any Permitted Court has been brought in an inconvenient forum. A judgment in any Suit is permitted to be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. A Party’s submission to jurisdiction and venue set forth in this Section 10.7 does not constitute a general submission by such Party to service of process in the City of New York or the State of New York for any purpose other than as provided in this Section 10.7 and does not confer, and will not be deemed to confer, rights on any Person other than the Parties.

10.8                        Counterparts. Each Party is permitted to execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Each Party is permitted to deliver this Agreement to the other Parties by means of delivery of one or more counterpart signature pages via facsimile or as an attachment in portable document format (.pdf) or other email attachment format to an email addressed to the recipient Party. Any photographic copy, photocopy, or similar reproduction of this Agreement, any electronic file of this Agreement in portable document format (.pdf) (or other email attachment format), or any copy of this Agreement delivered by facsimile, in each case with all signatures reproduced on one or more sets of signature pages, will be considered as if it were manually executed.

10.9                        No Third-Party Beneficiaries. No provision hereof is intended to confer, no provision hereof will confer, and no provision hereof will be deemed to confer benefits, rights, or remedies upon any Person other than upon the Parties, their respective successors, and their respective permitted assigns.

10.10                 Entire Agreement. The SPA, this Agreement, the other Ancillary Documents (as defined in the SPA), the Existing NAJV LLC Agreement Surviving Terms, and the NAJV JV Agreement Surviving Terms (a) are a final, complete, and exclusive statement of the agreement and understanding of the Parties with respect of the subject matter hereof and thereof, (b) collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and (c) except with respect to the Existing NAJV LLC Agreement Surviving Terms and the NAJV JV Agreement Surviving Terms, supersede, merge, and integrate herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between any of the Parties (including the Option Agreement and the Pre-existing Confidentiality Agreements), whether oral or written, with respect to the subject matter hereof or thereof; except that, upon the occurrence of the Closing, the Existing NAJV LLC Agreement Surviving Terms and the NAJV JV Agreement Surviving Terms will be deemed thereby superseded and will thereafter no longer apply.

10.11                 Captions. Titles, captions, and headings included herein are for convenience of reference only and are not to affect the meaning, construction, or interpretation hereof or of any provision hereof.

10.12                 Severability. If any portion or provision hereof is to any extent determined to be illegal, invalid, or unenforceable by a court of competent jurisdiction, then the remainder hereof, and the application of such portion or provision in circumstances other than those as to which it is so determined to be illegal, invalid, or unenforceable, as applicable, will not be affected thereby. Without limiting the generality of the immediately foregoing sentence, if any portion or provision hereof is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, then such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which such court determines it is permitted to be enforceable.

10.13                 Interpretation; Construction.

(a)                                 Except as otherwise expressly provided herein: (i) in instances in which a word or phrase is defined herein, each of the other grammatical forms of such word or phrase, respectively, has a correlative meaning; (ii) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” “herewith,” and words of import similar to any of the foregoing are to be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) a reference herein to an “Article,” “Section,” “paragraph,” “Exhibit,” preamble, or recital is a reference to an article, section, paragraph, exhibit, preamble, or recital, respectively, of or to this Agreement; (iv) the words “include,” “includes,” and “including” as used herein are deemed to be followed by the words “without limitation” and the canon of construction ejusdem generis is not to be applied with respect to the construction thereof; and (v) the term “Dollars” and the symbol “$” mean United States dollars.

(b)                                 Unless otherwise expressly provided herein: (i) any reference to a Contract (including this Agreement) and all other contractual instruments is a reference to such Contract or instrument (including all exhibits, schedules, annexes, indices, appendices, and other attachments thereto) as the same might be amended or otherwise modified in accordance with the terms thereof; and (ii) any reference to a Law is a reference to all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Law.

(c)                                  If a Person has an obligation hereunder to not permit or to not cause an Entity from taking a specified action, then: (i) to the extent that such Person is capable of exercising control of such Entity with respect to such specified action or with respect to the actions of such Entity generally, such Person is deemed to have a concurrent obligation to cause such Entity to cease taking such specified action (if applicable) and to refrain from taking such specified action; and (ii) to the extent that such Person is not capable of exercising control of such Entity with respect to such specified action, such Person is deemed to have an obligation not to vote or consent to an action that is inconsistent with such obligation (as if such Person were capable of exercising control of such Entity with respect to such specified action). If a Person has an obligation hereunder to cause an Entity to take a specified action, then, to the extent that such Person is not capable of exercising control of such Entity with respect to such specified action, such Person is deemed to have an obligation not to vote or consent to an action that is inconsistent with such obligation (as if such Person were capable of exercising control of such Entity with respect to such specified action).

(d)                                 The term “control,” as used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting Securities, by Contract, or otherwise.

(e)                                  Except as otherwise expressly provided herein, if a Party is expressly or impliedly entitled to exercise discretion hereunder or any rights hereunder, then such Party is permitted to exercise such discretion and rights in such Party’s sole discretion, without considering the interests of any other Person.

(f)                                   The Parties have participated jointly in the negotiation and drafting hereof, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship hereof is not to affect the construction and interpretation hereof.

(g)                                  Each Party acknowledges that the recitals are included for informational purposes and do not constitute part of the agreement between the Parties (other than with respect to setting forth certain definitions). Without limiting the generality of the immediately foregoing sentence, the inclusion of the recitals do not constitute representations or acknowledgments by any Party that any of the circumstances described in the recitals exists, existed, or will exist or that any of the events in the has occurred or will occur.  The foregoing sentences set forth in this Section 10.13(g) will not limit or modify any representation or acknowledgment that any Party is making hereunder.

10.14                 Equitable Relief. Each Party acknowledges that the rights of each other Party hereunder and with respect hereto are special, unique, and of extraordinary character and that, if a Party breaches or threatens to breach any of such Party’s obligations hereunder, then each other Party (a) might experience irreparable harm as a result thereof and might be without an adequate remedy at law with respect thereto and (b) is permitted (except to the extent the satisfaction of such obligation has been waived by such non-breaching Party in accordance with the terms hereof), in addition to any remedies for damages or other relief, to institute and prosecute an action in any court of competent jurisdiction (subject to Sections 10.5 and 10.7) for equitable relief (including specific performance, a temporary restraining order, and an injunction), without the requirement to post a bond.

10.15                 Business Days. If any date by which an action is to be taken, or by which a notice is to be provided, hereunder falls on a date that is not a Business Day, then such date will be deemed to refer to the first Business Day after such date.

10.16                 Access to Counsel. Each Party acknowledges that such Party has had an adequate opportunity to consult with and to engage such Party’s own legal counsel in connection with the drafting, negotiation, execution, and delivery hereof, discussions relating hereto, and otherwise with respect hereto.

10.17                 Relationship. Nothing herein creates or implies (and will not create or imply): (a) a partnership, joint venture, or other commercial relationship between the Parties; (b) the authority for any Party to act as the agent or representative of any other Party; (c) an agreement or commitment by any Party to sell, license, purchase, acquire, develop, or use the products or services of any other Party; or (d) an encouragement to any Party to expend funds or other resources in the development of products or services.

10.18                 Waiver of Jury Trial. To the extent permitted by Law, each Party irrevocably and unconditionally waives any right that such Party might have to a trial by jury in any Suit arising out of or relating to this Agreement or the Transactions. Each Party acknowledges that: (a) such Party has considered the implications of the waiver in this Section 10.18; (b) such Party will continue to rely upon the waiver in this Section 10.18 in such Party’s future dealings arising out of or relating to this Agreement and the transactions contemplated hereby; and (c) this provision is a material inducement for such Party to enter into this Agreement and the transactions contemplated hereby.

[Signature page follows]

The Parties are signing this Agreement as of the Effective Date.

SFX ENTERTAINMENT, INC.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: Vice Chairman

ONE OF US HOLDING B.V.

By:	/s/ D.C.P. Stutterheim
Name: D.C.P. Stutterheim
Title: Director

By:	/s/ W.W. Tavecchio
Name: W.W. Tavecchio
Title:

Solely for the limited purposes of Articles 1, 3, 4, and 9

/s/ Robert F.X. Sillerman
ROBERT F.X. SILLERMAN

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

W.H. TIMMERMAN BEHEER BV

By:	/s/ W.H. Timmerman
Name: W.H. Timmerman
Title:

Address:	De Entrée 300
1101 EE Amsterdam Zuidoost
The Netherlands

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

STICHTING ONE OF US

By:	/s/ D.C.P. Stutterheim
Name: D.C.P. Stutterheim
Title:

Address:	De Entrée 300
1101 EE Amsterdam Zuidoost
The Netherlands

Facsimile:

Email: dcp@id-t.com

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

W.W. TAVECCHIO BEHEER BV

By:	/s/ W.W. Tavecchio
Name: W.W. Tavecchio
Title:

Address:	De Entrée 300
1101 EE Amsterdam Zuidoost
The Netherlands

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

MCH HOLDING BV

By:	/s/ D.C.P. Stutterheim
Name: D.C.P. Stutterheim
Title:

Address:	De Entrée 300
1101 EE Amsterdam Zuidoost
The Netherlands

Facsimile:

Email: dcp@id-t.com

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

STICHTING ADMINISTRATIEKANTOOR MCH

By:	/s/ D.C.P. Stutterheim
Name: D.C.P. Stutterheim
Title: Director

By:	/s/ A.L. Stutterheim-Wiebenga
Name: A.L. Stutterheim-Wiebenga
Title: Creative

Address:	De Entrée 300
1101 EE Amsterdam Zuidoost
The Netherlands

Facsimile:

Email: lisca@sensation.com

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Wouter Tavecchio
WOUTER TAVECCHIO

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Duncan Stutterheim
DUNCAN STUTTERHEIM

Address: ###
###
###

Facsimile:

Email: dcp@id-t.com

Signature Page to SFX Stockholder Agreement

Confidential material redacted and filed separately with the Commission.

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Willem Hendrik Timmerman
WILLEM HENDRIK TIMMERMAN

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Irfan Van Ewijk
IRFAN VAN EWIJK

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Bas Meijer
BAS MEIJER

Address: De Entrée 300 1101 EE Amsterdam Zuidoost The Netherlands

Facsimile: +31 20 8510699

Email: bas@sensation.com

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Eric Keijer
ERIC KEIJER

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Anne Louise Stutterheim-Wiebenga
ANNE LOUISE STUTTERHEIM-WIEBENGA

Address: ###
###
###

Facsimile:

Email: lisca@sensation.com

Signature Page to SFX Stockholder Agreement

Confidential material redacted and filed separately with the Commission.

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Sander Vermeulen
SANDER VERMEULEN

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Rendert-Jan Brevoord
RENDERT-JAN BREVOORD

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Jonas Schmidt
JONAS SCHMIDT

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Henri Robert Gerard Werver
HENRI ROBERT GERARD WERVER

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Michael Hekking
MICHAEL HEKKING

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Tamil Van Draanen
TAMIL VAN DRAANEN

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Jeroen Jansen
JEROEN JANSEN

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Ritty Van Straalen
RITTY VAN STRAALEN

Address: c/o Entree 300 1101 EE Amsterdam

Facsimile: +31 20 8512699

Email: Ritty@id-t.com

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Fatih Kahyaoglu
FATIH KAHYAOGLU

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Paul Brouwer
PAUL BROUWER

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Ibo Orgut
IBO ORGUT

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ M.W.A. Elbertse
M.W.A. ELBERTSE

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Martijn Van Daalen
MARTIJN VAN DAALEN

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Jan Lok
JAN LOK

Address: ###
###
###

Facsimile:

Email: jan@B2S.nl

Signature Page to SFX Stockholder Agreement

Confidential material redacted and filed separately with the Commission.

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Olga Zegers
OLGA ZEGERS

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Peter Hillebrands
PETER HILLEBRANDS

Address:

Facsimile:

Email:

Signature Page to SFX Stockholder Agreement

Solely for the purposes of Articles 1, 2, 8 and 10

/s/ Sander Bijlstra
SANDER BIJLSTRA

Address:

Facsimile:

Email:

Signature Page to Stockholder Agreeme

Exhibit A

ID&T Shareholders

1.              W.H. Timmerman Beheer BV

2.              Stichting One of Us

3.              W.W. Tavecchio Beheer BV

4.              MCH Holding BV

Exhibit B

Ultimate ID&T Shareholders

1.              Wouter Tavecchio

2.              Duncan Stutterheim

3.              Stichting Administratiekantoor MCH

4.              Willem Hendrik Timmerman

5.              Irfan van Ewijk

6.              Bas Meijer

7.              Eric Keijer

8.              Anne-Louise Stutterheim-Wiebenga

9.              Sander Vermeulen

10.       Rendert-Jan Brevoord

11.       Jonas Schmidt

12.       Henri Robert Gerald Werver

13.       Michael Hekking

14.       Tamil van Draanen

15.       Jeroen Jansen

16.       Ritty van Straalen

17.       Fatith Kahyaoglu

18.       Paul Brouwer

19.       Ibo Orgut

20.       Marcel Elbertse

21.       Martijn van Daalen

22.       Jan Lok

23.       Olga Zegers

24.       Peter Hillebrands

25.       Sander Bijlstra

Exhibit C

ID&T Shareholders Agreement

Execution Copy

DATED

(1) ONE OF US HOLDING B.V.

 - AND -

(2) ID&T SHAREHOLDERS

AGREEMENT

relating to

ESCROW SFX SHARES

THIS AGREEMENT is made:

BETWEEN:

(1)                                 ONE OF US HOLDING B.V., a company incorporated under the laws of the Netherlands, having its registered office in Amsterdam, the Netherlands, and registered with the Trade Register of the Dutch Chamber of Commerce with number                       (“One of Us Holding”); and

(2)                                 THE PERSONS, listed in Schedule 1 as the direct and indirect shareholders of One of Us Holding (the “ID&T Shareholders”).

The parties referred to above shall jointly be referred to as the “Parties” and individually as a “Party”.

BACKGROUND:

A                                       On 26 October 2012, amongst other parties, SFX Entertainment, Inc. (“SFX”) and One of Us B.V. (f/k/a ID&T Holding B.V.) (“One of Us”) entered into a binding term sheet that provided for, among other things, the creation of a joint venture between SFX and One of Us with respect to the portion of One of Us’ business conducted in Canada, Mexico, and the United States.

B                                       On 21 December 2012, One of Us International B.V. formed ID&T/SFX North America LLC (f/k/a ID&T North America, LLC), a Delaware limited liability company (the “NAJV”), to serve as the joint venture entity contemplated by the aforementioned term sheet.

C                                       On 14 March 2013, SFX, SFX-IDT N.A. Holding LLC, ID&T/SFX North America LLC, certain of its subsidiaries, and One of Us entered into an amendment to the aforementioned term sheet (the “NAJV JV Agreement”).

D                                       On 15 March 2013, in accordance with the NAJV JV Agreement, SFX issued to ID&T Holding 2,000,000 shares of SFX common stock (the “NAJV SFX Shares”).

E                                        On 20 March 2013, ID&T Holding and SFX entered into an Option Agreement (the “Option Agreement”).

F                                         In accordance with the Option Agreement, on 20 March 2013, SFX issued to ID&T Holding 2,000,000 shares of SFX common stock (the “Grant Date SFX Shares” and, collectively with the NAJV SFX Shares, the “SFX Shares”).

G                                       On or around the date hereof, One of Us Holding, on the one hand, and SFX, on the other hand, will enter into a stock purchase agreement (the “Stock Purchase Agreement”), pursuant to which One of Us Holding will sell and agree to transfer 75% of the outstanding capital stock of ID&T NewHolding B.V. to a Dutch legal entity to be formed SFX and this Dutch legal entity to be formed by SFX will purchase and agree to accept transfer from One of Us Holding 75% of the outstanding capital stock of ID&T NewHolding B.V.

H                                      Article 7 of the Stock Purchase Agreement stipulates that One of Us Holding, in its capacity as seller, has certain obligations to indemnify the Buyer Indemnified Parties, which obligation to indemnify can be settled by cancelling SFX Shares as further set out in section 7.6(c) of the Stock Purchase Agreement.

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I                                           Sections 2.4 and 2.5 of the Stock Purchase Agreement contemplate that certain post-closing payment obligations of One of Us Holding may be settled by cancelling SFX Shares as further set out in Sections 2.4 and 2.5 of the Stock Purchase Agreement.

J                                           Section 7.3(b)(i) of the Stock Purchase Agreement stipulates that, with a limited number of exceptions, in no event will the Buyer Indemnified Parties be entitled to indemnification for losses pursuant to the provisions of the Stock Purchase Agreement in excess of $25,625,000.

K                                      On the date of entering into the Stock Purchase Agreement, the SFX Shares will be transferred by One of Us Holding to the ID&T Shareholders. The Parties now wish to agree on One of Us Holding, on behalf of the ID&T Shareholders, holding in escrow such number of SFX Shares equal to the amount of the limitation of One of Us Holding’s liability under the Stock Purchase Agreement (i.e. in the amount of $25,625,000), subject to the terms and conditions of this agreement (the “Agreement”).

IT IS AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement, unless provided otherwise hereinafter, the following words shall have the following meaning:

“Affiliate” has the meaning as defined in the Stock Purchase Agreement;

“Agreed Claim” has the meaning as defined in the Stock Purchase Agreement;

“Agreement” means this escrow agreement for the Escrow Shares, including all Schedules thereto;

“Buyer Indemnified Parties” has the meaning as defined in the Stock Purchase Agreement;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for commercial business in Amsterdam, the Netherlands;

“Claim Notice” has the meaning as defined in the Stock Purchase Agreement;

“Claimed Escrow Shares” has the meaning given in Clause 6.2;

“Clause” means any clause of this Agreement;

“Closing Date” has the meaning as defined in the Stock Purchase Agreement;

“Encumbrance” means any encumbrance or security interest whatsoever including any mortgage, pledge, right of pre-emption, option, conversion right, title retention and any other preferential right, agreement or arrangement having similar effect;

“Escrow Cash” has the meaning given in Clause 5.2.3;

“Escrow Shares” has the meaning given in Clause 3.1, which number of SFX Shares may be reduced, from time to time, in compliance with this Agreement;

“Grant Date SFX Shares” has the meaning given in the recitals of this Agreement;

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“ID&T Worldwide Shareholders’ Agreement” means the shareholders’ agreement dated on or around the date hereof, between, amongst other parties, ID&T NewHolding B.V., One of Us Holding and SFX, as sufficiently known to the Parties;

“Lock-Up Agreement” means the lock-up agreement dated on or around the date hereof, between, amongst other parties, UBS Securities LLC, Barclays Capital Inc., Jefferies LLC and each of the ID&T Shareholders, as sufficiently known to the Parties;

“NAJV JV Agreement” has the meaning given in the recitals of this Agreement;

“NAJV SFX Shares” has the meaning given in the recitals of this Agreement;

“One of Us” has the meaning given in the recitals of this Agreement;

“Parties” has the meaning given in the opening of this Agreement;

“Ratio” means (i) the amount of losses that are subject to indemnification pursuant to the Stock Purchase Agreement divided by (ii) $ 10, as further set out in section 7.6(c) of the Stock Purchase Agreement;

“Release Date” has the meaning given in Clause 6.1;

“Schedule” means any schedule to this Agreement;

“SFX” has the meaning given in the recitals of this Agreement;

“SFX Shares” has the meaning given in the recitals of this Agreement;

“SFX Stockholders’ Agreement” means the stockholders’ agreement dated on or around the date hereof, between, amongst other parties, SFX and One of Us Holding, as sufficiently known to the Parties; and

“Stock Purchase Agreement” has the meaning given in the recitals of this Agreement.

1.2          In this Agreement, unless otherwise specified hereinafter:

1.2.1                                             references to Dutch legal concepts, articles or provisions shall be deemed to include the same or similar concepts, articles or provisions of other jurisdictions;

1.2.2                                             reference to the parties to this Agreement includes their respective successors, authorised assigns and personal representatives;

1.2.3                                             references to times of the day are to Amsterdam time;

1.2.4                                             the singular includes the plural and vice versa;

1.2.5                                             the index and headings are meant for ease of reference only and shall not affect the construction or interpretation of this Agreement; and

1.2.6                                             English language words used in this Agreement intend to describe Dutch legal concepts only, so that the consequences attaching to the use of such words under any set of rules other than Dutch law will be disregarded.

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1.3                               No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, such in acknowledgment of the fact that representatives of all Parties have participated in the drafting and negotiation of this Agreement.

2.                                      ESCROW AGENT

The ID&T Shareholders hereby appoint One of Us Holding as their escrow agent for the purpose of this Agreement and hereby instruct One of Us Holding to hold the Escrow Shares in escrow in accordance with the terms and conditions set out in this Agreement.

3.                                      ESCROW SHARES

3.1                               Each ID&T Shareholder shall, contemporaneous with or immediately following the transfer of SFX Shares to such ID&T Shareholder, deliver to One of Us Holding such number of SFX Shares set out next to such ID&T Shareholder’s name in Schedule 1 (the “Escrow Shares”). One of Us Holding, on behalf of itself and the ID&T Shareholders, shall request SFX to issue to One of Us Holding a (separate) stock certificate for the Escrow Shares, to the extent that this has not been done upon the date of entering into this Agreement.

3.2                               One of Us Holding shall hold the Escrow Shares in escrow, for and on behalf of the ID&T Shareholders, solely for the purpose of One of Us Holding fulfilling a potential obligation to indemnify the Buyer Indemnified Parties as set out in article 7 of the Stock Purchase Agreement, if such obligation arises at all, and for the purposes of sections 2.4 and 2.5 of the Stock Purchase Agreement.

3.3                               Each ID&T Shareholder acknowledges and agrees that pursuant to the SFX Stockholders’ Agreement SFX is permitted to elect to repurchase the SFX Shares as further set out in Article 5 of the SFX Stockholders’ Agreement. Each ID&T Shareholder hereby confirms to give SFX the power to make that election and agrees to return the SFX Shares (including the Escrow Shares) held by such ID&T Shareholder in accordance with Article 5 of the Stockholders’ Agreement.

4.                                      CLAIMS FOR INDEMNIFICATION

4.1                               Each ID&T Shareholder acknowledges and agrees that such ID&T Shareholder has received a copy of the Stock Purchase Agreement and to comply with the terms and conditions set forth in sections 7.6(c), 2.4 and 2.5 thereof as if a party thereto, and that such ID&T Shareholder’s SFX Shares are subject to cancellation pursuant to the terms thereof without the consent of such ID&T Shareholder.

4.2                               One of Us Holding undertakes towards the ID&T Shareholders to use its reasonable endeavours to make sure that, if and to the extent that One of Us Holding has an obligation to indemnify the Buyer Indemnified Parties pursuant to an Agreed Claim or any payment obligation pursuant to section 2.4 or section 2.5 of the Stock Purchase Agreement, only Escrow Shares will be cancelled and that, unless all Escrow Shares have already been cancelled none of the other SFX Shares (i.e. SFX Shares other than Escrow Shares) will be subject to cancellation in accordance with section 7.6(c), section 2.4 or section 2.5 of the Stock Purchase Agreement.

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5.                                      SALE OF ESCROW SHARES

5.1                               Subject to Clause 5.2, the ID&T Worldwide Shareholders’ Agreement, the SFX Stockholders’ Agreement and the Lock-Up Agreement to which such ID&T Shareholder is a party, each of the ID&T Shareholders may request One of Us Holding to arrange for the sale of (their part of) the Escrow Shares that are held (as owner) by such ID&T Shareholder.

5.2                               If and to the extent that an ID&T Shareholder makes a request as set out in Clause 5.1 and to the extent that the ID&T Shareholder has received a binding offer for such sale, the following provisions shall apply:

5.2.1                                             One of Us Holding shall arrange for the sale of the Escrow Shares and receive the consideration paid for these Escrow Shares;

5.2.2                                             One of Us Holding shall use its best endeavours to arrange for the sale of the Escrow Shares on behalf of the selling ID&T Shareholder in conformity with any reasonable requests from such selling ID&T Shareholder and without any substantial delay;

5.2.3                                             from the consideration paid for the Escrow Shares, One of Us Holding shall deduct an amount of USD 10 per Escrow Share which amount shall be held in escrow by One of Us Holding and shall be deemed to replace the Escrow Shares sold (the “Escrow Cash”) and, to the extent possible, the provisions of this Agreement shall apply mutatis mutandis to the Escrow Cash whereby a reference to ‘Escrow Shares’ shall be deemed to include ‘Escrow Cash’;

5.2.4                                             the remainder of the consideration paid for the Escrow Shares, i.e. the consideration from which the Escrow Cash has been deducted, shall be transferred to the selling ID&T Shareholder;

5.2.5                                             if One of Us Holding, in its sole discretion, is of the opinion that the consideration that is expected to be paid for the Escrow Shares is below USD 10 per Escrow Share, than One of Us Holding may require the selling ID&T Shareholder to transfer to One of Us Holding, prior to selling such Escrow Shares to a third party, an amount equal to the difference between (i) USD 10 per Escrow Share and (ii) the expected consideration per Escrow Share, (iii) multiplied by the number of Escrow Shares to be sold; and

5.2.6                                             if the consideration (actually) paid for the Escrow Shares is below USD 10 per Escrow Share, than the selling ID&T Shareholder shall have the obligation to transfer to One of Us Holding an amount equal to the difference between (i) USD 10 per Escrow Share and (ii) the consideration per Escrow Shares actually received, (iii) multiplied by the number of Escrow Shares sold, which amount to be received by One of Us Holding from the selling ID&T Shareholder shall be settled with the amount already received by One of Us Holding pursuant to Clause 5.2.5.

6.                                      RELEASE ESCROW SHARES

6.1                               On the first Business Day after the date that is 18 months from the Closing Date, (the “Release Date”), One of Us Holding shall, without any instruction from the ID&T Shareholders being required, release the balance of the Escrow Shares to the ID&T Shareholders in accordance with Clause 6.3, unless One of Us Holding has received a Claim Notice at least one Business Day before the Release Date.

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6.2                               In the event that One of Us Holding receives a Claim Notice at least one Business Day before the Release Date, One of Us Holding shall release the balance of the Escrow Shares minus the number of Escrow Shares corresponding to the aggregate amount of the claim(s) set out in the Claim Notice calculated in accordance with the Ratio (the “Claimed Escrow Shares”). The Claimed Escrow Shares shall be released upon the final resolution of the claims set forth in the Claim Notice.

6.3                               For the purposes of the release of the Escrow Shares to the ID&T Shareholders as set out in this Clause 6, One of Us Holding shall, also on behalf of the ID&T Shareholders, arrange for the transfer of the Escrow Shares to the ID&T Shareholders in the proportions set out next to their names in Schedule 1 (as adjusted for any sale of Escrow Shares pursuant to Clause 5) and the issuance of certificates for the Escrow Shares to the ID&T Shareholders directly with the transfer agent of SFX.

6.4                               Each ID&T Shareholder acknowledges and agrees that such ID&T Shareholder remains subject to the terms and provisions of section 3.3 hereof and of section 7.6(c), section 2.4 and section 2.5 of the Stock Purchase Agreement following any release of the Escrow Shares, including the cancellation of SFX Shares pursuant to the terms thereof, and that such ID&T Shareholder shall take such actions as are necessary to permit One of Us Holding to comply with the terms thereof, including return of any share certificates representing released Escrow Shares.

7.                                      TRANSFER OF ESCROW SHARES TO AFFILIATE

Subject to Clause 5, the ID&T Worldwide Shareholders’ Agreement, the SFX Stockholders’ Agreement and the Lock-Up Agreement to which such ID&T Shareholder is a party, each of the ID&T Shareholders undertakes to ensure that (a) if an Affiliate of such ID&T Shareholder acquires any (part of) the SFX Shares previously held by such ID&T Shareholder, such Affiliate will confirm in writing to be bound by and subject to, as of the date of the transfer of the SFX Shares, all the terms of this Agreement as if such Affiliate were an original party thereto as an ID&T Shareholder and (b) if any person or entity other than an Affiliate of such ID&T Shareholder and other than (1) SFX or SFX’s Affiliates, (2) transferees in accordance with articles 3 through 7 (inclusive) of the SFX Stockholder Agreement and (3) Seller Third Parties (as defined in the Stock Purchase Agreement) acquires any (part of) the SFX Shares previously held by such ID&T Shareholder, such person or entity will confirm in writing to be bound by and subject to, as of the date of the transfer of the SFX Shares, Clause 3.3 of this Agreement as if such person or entity were an original party thereto as an ID&T Shareholder.

8.                                      ENCUMBRANCE

No ID&T Shareholder shall (directly or indirectly) encumber (by means of pledge, usufruct or any other Encumbrance) any of its Escrow Shares unless with the approval of the other Shareholders.

9.                                      TERMINATION

9.1                               This Agreement terminates with immediate effect as per the moment that One of Us Holding does not hold any of the Escrow Shares for more than twenty consecutive Business Days.

9.2          The Agreement may be terminated by the Parties jointly.

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10.          CONFIDENTIALITY

Each of the Parties shall treat as strictly confidential any information received or obtained pursuant to the entering into or performance of this Agreement or the provisions or subject matter of this Agreement, unless disclosure is required (i) by law of any relevant jurisdiction, (ii) for the purposes of any legal proceedings, or (iii) by any recognised securities exchange or by any regulatory or governmental body.

11.          MISCELLANEOUS

11.1        No Party may:

11.1.1                                      assign, transfer or encumber any of its rights under or interests in this Agreement; or

11.1.2                                      sub-contract any or all of its respective obligations under this Agreement,

without the prior written consent of the other Parties.

11.2                        No variation to this Agreement shall have any effect unless it is agreed in writing and signed by or on behalf of each Party.

11.3                        Each provision of this Agreement is severable. If any such provision is (rendered) illegal, invalid or unenforceable (whether in whole or in part) in any respect under the law of any jurisdiction:

11.3.1                                      such is without prejudice to the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement (if these other provisions are not inextricably related to the illegal, invalid or unenforceable provision), or of such or any provision of this Agreement in any other jurisdiction; and

11.3.2                                      the Parties will reasonably endeavour to negotiate in good faith with a view to replacing it with one or more provisions which are not illegal, invalid or unenforceable and which differ from the replaced provision as little as possible, always taking into account the substance and purpose of this Agreement.

11.4                        Any waiver under this Agreement must be given by written notice to that effect.

11.5                        Except as expressly provided otherwise in this Agreement only a Party or a Party’s permitted assignees or successors may enforce the terms of this Agreement. In the event any third-party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

11.6                        The Parties waive their rights under sections 6:265 through 6:272 of the Dutch Civil Code to rescind (ontbinden) this Agreement, to demand the rescission (ontbinding) of this Agreement in legal proceedings or to nullify (vernietigen) it following Completion.

12.                               GOVERNING LAW AND JURISDICTION

12.1                        This Agreement shall be governed by and construed in accordance with Dutch law.

12.2                        Any and all disputes between the Parties arising from or in connection with this Agreement and/or any agreement, arrangement or undertaking arising from this Agreement shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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13.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together constitute one agreement and any Party may enter into this Agreement by executing a counterpart.

THUS AGREED AND EXECUTED on 8 August 2013.

ONE OF US HOLDING B.V.		ONE OF US HOLDING B.V.

By:	D.C.P. Stutterheim	By:	W.W. Tavecchio
Title:	Director	Title:	Director

W.W. TAVECCHIO BEHEER B.V.		MCH HOLDING B.V.

By:	W.W. Tavecchio	By:	D.C.P. Stutterheim
Title:	Director	Title:	Director

W.H. TIMMERMAN BEHEER B.V.		I. VAN ERWIJK

By:	W.H. Timmerman
Title:	Director

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B. MEIJER	E. KEIJER

A.L. STUTTERHEIM-WIEBENGA	S. VERMEULEN

R.J. BREVOORD	J. SCHMIDT

H.R.G. WERVER	M. HEKKING

T. VAN DRAANEN	J. JANSEN

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R. VAN STRAALEN	F. KAHYAOGLU

P. BROUWER	I. ORGUT

M. ELBERTSE	M. VAN DRAALEN

J. LOK	O. ZEGERS

P. HILLEBRANDS	S. BIJLSTRA

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SCHEDULE 1:  ID&T SHAREHOLDERS

Name	Number of Escrow Shares	Percentage of Escrow Shares
W.W. Tavecchio Beheer B.V.	471,500	18.4%
M.C.H Holding B.V.	986,563	38.5%
W.H. Timmerman Beheer B.V.	261,375	10.2%
Irfan van Ewijk	46,125	1.8%
Bas Meijer	46,125	1.8%
Eric Keijer	46,125	1.8%
Lisca Wiebenga-Stutterheim	102,500	4.0%
Sander Vermeulen	46,125	1.8%
Rendert-Jan Brevoord	46,125	1.8%
Jonas Schmidt	46,125	1.8%
Rogier Werver	46,125	1.8%
Michael Hekking	38,438	1.5%
Tamil van Draanen	94,813	3.7%
Jeroen Jansen	38,438	1.5%
Ritty van Straalen	38,438	1.5%
Fatith Kahyaoglu	38,438	1.5%
Paul Brouwer	15,375	0.6%
Ibo Orgut	17,938	0.7%
Marcel Elbertse	38,438	1.5%
Martijn van Draalen	17,938	0.7%
Jan Lok	25,625	1.0%
Olga Zegers	17,938	0.7%
Peter Hillebrands	10,250	0.4%
Sander Bijlstra	25,625	1.0%

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